Exhibit 5.24

1100 ONEOK Plaza 100 West Fifth Street Tulsa, Oklahoma 74103-4217 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com		Fifteenth Floor One Leadership Square 211 North Robinson Oklahoma City, OK 73102-7101 Telephone (405) 235-5500 Fax (405) 235-2875 www.gablelaw.com

March 17, 2016

StoneMor Partners L.P.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Ladies and Gentlemen:

We have acted as special counsel in the State of Oklahoma to StoneMor Oklahoma LLC, an Oklahoma limited liability company, and StoneMor Oklahoma Subsidiary LLC, an Oklahoma limited liability company (collectively, the “Oklahoma Subsidiaries” and each, an “Oklahoma Subsidiary”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement, including the Oklahoma Subsidiaries (collectively, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $175,000,000 aggregate principal amount of their 7 7⁄8% Senior Notes due 2021 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7⁄8% Senior Notes due 2021 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of May 28, 2013 (as amended from time to time, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

In rendering our opinions below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, each Oklahoma Subsidiary’s Articles of Organization and Operating Agreement, the Unanimous Written Consent of All Directors, Managers and Governors of the Subsidiaries of the Partnership (Other Than StoneMor Operating, LLC, Cornerstone Family Services of West Virginia Subsidiary, Inc. and Osiris Holding of Maryland Subsidiary, Inc.) dated as of May 13, 2013, the Unanimous Written

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Consent of All Directors, Managers and Governors of the Subsidiaries of the Partnership (Other than StoneMor Operating LLC and Cornerstone Family Services of West Virginia Subsidiary, Inc.) dated on or about the date hereof and other documents we considered appropriate as a basis for the opinions set forth below, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Oklahoma Subsidiaries, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers of the Oklahoma Subsidiaries and certificates from such officers and from public officials, and have assumed that all such representations and certifications of fact are true, accurate and complete. Our opinion in paragraph 1 below is based exclusively on a Certificate of Good Standing for each Oklahoma Subsidiary, dated as of a recent date, from the Oklahoma Secretary of State.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	Each Oklahoma Subsidiary is limited liability company validly existing and in good standing under the laws of the State of Oklahoma.

2.	As of the date of the Indenture, each Oklahoma Subsidiary had all limited liability company power and capacity to execute and deliver the Indenture, and as of the date hereof, each Oklahoma Subsidiary has all limited liability company power and capacity to perform its obligations thereunder.

3.	Each Oklahoma Subsidiary has taken all necessary action on its part to authorize its execution and delivery of the Indenture and the performance of its obligations thereunder (including its Guarantee as provided therein).

4.	The Indenture has been duly executed and delivered by each Oklahoma Subsidiary, to the extent that execution and delivery are governed by the laws of the State of Oklahoma.

The opinions expressed above are limited in all respects to the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign. The opinions expressed above are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter

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after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law. We are opining only as to the matters expressly set forth above, and no opinions are implied or may be inferred as to any other matters.

Vinson & Elkins L.L.P. may rely on this opinion as if it were addressed to it, solely for the purpose of rendering its opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ GableGotwals